Exhibit 10.20

STOCK PURCHASE AGREEMENT

among

THE BUYER (AS DEFINED HEREIN),

THE COMPANY (AS DEFINED HEREIN),

THE SELLERS (AS DEFINED HEREIN),

and

THE SELLERS’ REPRESENTATIVE (AS DEFINED HEREIN)

dated as of

January 30, 2018

Annex

Annex A	Defined Terms

Exhibits

Exhibit A	Form of Buyer Lease and Guaranty
Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Escrow Agreement

Schedules

Schedule 2.07	Excluded Assets
Schedule 3.02	States Company is Qualified To Do Business
Schedule 3.03(a)	Authorized Capital Stock
Schedule 3.04	Subsidiaries
Schedule 3.05	Consents
Schedule 3.08(e)	Company Declaration/Payment of Dividends/Distributions
Schedule 3.08(i)	Incurrence of Indebtedness
Schedule 3.08(j)	Obsolete Equipment
Schedule 3.08(n)	Capital Investments/Loans
Schedule 3.08(r)	Bonuses, Etc.
Schedule 3.08(s)	New Hires/Promotions
Schedule 3.08(t)	Employment Contracts, Plans, Agreements
Schedule 3.09(a)	Material Contracts
Schedule 3.10(b)(i)	Customer-Owned Machines
Schedule 3.10(c)	Real Property
Schedule 3.12(a)	Company IP Registrations, Unregistered Trademarks, Software & Trade Secrets
Schedule 3.12(b)	Company IP Agreements
Schedule 3.12(c)	Non-Company Owned IP Registrations
Schedule 3.12(g)	IP Actions
Schedule 3.13(b)	Inventory
Schedule 3.15(a)	Material Customers
Schedule 3.15(b)	Material Suppliers
Schedule 3.16	Insurance
Schedule 3.17(a)	Actions
Schedule 3.18(a)	Permits
Schedule 3.19(b)	Environmental Permits

Schedule 3.19(e)	Storage Tanks
Schedule 3.19(f)	Hazardous Materials
Schedule 3.19(h)	Environmental Reports
Schedule 3.19(j)	Environmental Attributes
Schedule 3.20(a)	Benefit Plans
Schedule 3.20(c)	Multiemployer Plans
Schedule 3.21(a)	Employees, Independent Contractors, Etc.
Schedule 3.22(f)	Taxable Years
Schedule 3.22(s)	Taxable Foreign Jurisdictions
Schedule 4.02	Conflicts/Required Consents
Schedule 4.03	Brokers
Schedule 5.05	Officer and Director Resignations
Schedule 7.02(k)	Non-Compete Individuals

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of January 30, 2018, is entered into between ERIC C. STAHL, individually ("Stahl"), GERTRUDE E. EPSTEIN, individually ("Epstein"), MARCIA L. ROSEN, individually ("Rosen"), ERIC C. STAHL CHILDREN’S TRUST, dated December 31, 1993 ("Trust 1"), GERTRUDE S. EPSTEIN CHILDREN’S TRUST, dated December 31, 1993 ("Trust 2"), MARCIA L. ROSEN CHILDREN’S TRUST, dated December 31, 1993 ("Trust 3"), STAHL CHILDREN’S TRUST u/d/t December 31, 1993 f/b/o Eric C. Stahl ("Trust 4"), STAHL CHILDREN’S TRUST u/d/t December 31, 1993 f/b/o Gertrude Epstein ("Trust 5"), STAHL CHILDREN’S TRUST u/d/t December 31, 1993 f/b/o Marcia L. Rosen ("Trust 6", and collectively with Stahl, Epstein, Rosen, Trust 1, Trust 2, Trust 3, Trust 4, and Trust 5, along with the named beneficiaries of each trust, the "Sellers" and each a "Seller"), DIELECTRICS, INC., a Massachusetts corporation (the "Company"), and UFP TECHNOLOGIES, INC., a Delaware corporation ("Buyer"). Stahl is also executing this Agreement in his capacity as Sellers’ Representative. The Company, the Sellers, Sellers’ Representative, and Buyer are each individually referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the "Parties."

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of common stock (the "Shares"), of the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01. Defined Terms. Terms used in this Agreement have the meanings assigned to them in Annex A.

ARTICLE II
Purchase and sale

Section 2.01        Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances.

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Section 2.02        Purchase Price. The aggregate purchase price for the Shares shall be Sixty Million and 00/100 Dollars ($60,000,000.00), subject to adjustment pursuant to Section 2.04(a)(i)(A) hereof (the "Purchase Price"). The parties agree to allocate the Purchase Price for tax purposes as provided in Section 6.05(b).

Section 2.03        Transactions to be Effected at the Closing.

(i)                  At the Closing, Buyer shall:

deliver to Sellers’ Representative:

(A)               the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Sellers’ Representative to Buyer; and

(B)               the Escrow Agreement/Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii)                pay, on behalf of the Company or Sellers, the following amounts:

(A)               Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B)               any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(iii)               deliver to the Escrow Agent:

(A)               the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the "Indemnification Escrow Fund") by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE VIII; and

(B)               the Escrow Agreement.

(iv)              deliver to Stahl:

(A)               the Agreement for the Purchase and Sale of Personal Goodwill including the consideration due thereunder.

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(b)               At the Closing, Sellers’ Representative shall deliver to Buyer:

(i)                  stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)                the Escrow Agreement/Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers’ Representative at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04        Purchase Price Adjustment and Closing Date Payment.

(a)                Closing Adjustment.

(i)                  At the Closing, the Purchase Price shall be adjusted in the following manner:

(A)               either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)               a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date;

(C)               a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date; and

(D)               a decrease by the amount of the Indemnification Escrow Amount.

the net amount after giving effect to the adjustments listed above shall be the "Closing Date Payment."

(ii)                At least three Business Days before the Closing, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the "Estimated Closing Working Capital"), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the "Estimated Closing Working Capital Statement"), and a certificate of Sellers’ Representative that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using consistent accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used in the preparation of the interim Financial Statements for the most recent month end.

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(b)               Post-Closing Adjustment.

(i)                  Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the "Closing Working Capital Statement") and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Reviewed Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and reviewed as of a fiscal year end.

(ii)                The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital or vice-versa as the case may be (the "Post-Closing Adjustment").

(c)                Examination and Review.

(i)                  Examination. After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have 30 days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, Sellers’ Representative and Seller's Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)                Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the "Statement of Objections"). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers’ Representative. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

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(iii)               Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then as to any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") Buyer and Sellers’ Representative shall appoint BDO USA, LLP (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)              Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be allocated one-half to the Buyer, and one-half to the Sellers.

(v)                Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)               Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be.

(e)                Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04(a)(i)(A) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

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Section 2.05        Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Eastern Standard Time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Buyer or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section 2.06        Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.07        Excluded Assets. Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that the excluded assets listed on Schedule 2.07 (the “Excluded Assets”) are not intended to be included in the sale and purchase hereunder and that the Company and the Sellers’ Representative may take such actions as are reasonably necessary to cause the Company to assign all of its right, title and interest in and to such Excluded Assets to the Sellers (or a Person designated by the Sellers’ Representative) immediately prior to Closing, and that the Excluded Assets shall be and remain the property of the Sellers (or such Person designated by the Sellers’ Representative, as applicable) from and after the Closing. The Sellers shall be liable for the payment of any Taxes payable with respect to any Excluded Assets, including, without limitation, the transfer of the Excluded Assets to any Person.

ARTICLE III
Representations and warranties of sellers and company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and each of the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01        Organization and Authority of the Sellers. This Agreement has been duly authorized, executed and delivered by Sellers, and when duly executed by all parties hereto and delivered to the Sellers, constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The execution, delivery and performance by the Sellers of this Agreement and the other agreements, instruments and documents to which Seller is a party and the consummation by the Sellers of the transactions contemplated hereunder and thereby do not (i) violate any applicable Law to which any Seller is subject, or (ii) require a consent or approval that has not been obtained, or conflict with, result in a violation or breach of, or constitute a default under any Contract to which a Seller is a party, by which a Seller is bound or to which any of the Shares is subject.

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Section 3.02        Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the Escrow Agreement/Ancillary Documents will be duly authorized on or prior to the Closing.

Section 3.03        Capitalization.

(a)                The authorized capital stock of the Company is set forth in Schedule 3.03(a), and consists of 200,000 shares of common stock, ("Common Stock"), of which 3,600 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)               All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Sellers or the Company are a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)                There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than that certain DIELECTRICS, INC. VOTING TRUST AGREEMENT u/d/t dated September 1, 2017, there are no stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04        No Subsidiaries. Except as set forth on Section 3.04 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

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Section 3.05        No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Escrow Agreement/Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Sellers or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or the Company is a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement and the Escrow Agreement/Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06        Financial Statements. Complete copies of the Company's reviewed financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2016 and 2015 and the related statements of income and cash flow for the years then ended (the "Reviewed Financial Statements"), and unaudited normalized financial statements consisting of the balance sheet of the Company as of June 30, 2017 and the related statements of income and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”). The 2016 and 2015 Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the years involved. The unaudited normalized June 30, 2017 financial statements are presented on a basis normalized to reflect certain discretionary officer compensation as distributions on the statement of cash flows and excluded the related expense from the income statements, as previously disclosed on presentation of those statements. In addition, the June financial statements exclude certain normal and recurring year-end adjustments (the effect of which will not be materially adverse) and notes to the financial statements (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, except as otherwise noted here or on the financial statements. The balance sheet of the Company as of June 30, 2017 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company as of June 30, 2017 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with internal financial statements that the Company maintains as a standard system.

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Section 3.07        Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known (or to the Company's Knowledge unknown), absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08        Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)                event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents of the Company;

(c)                split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock, except as set forth in Schedule 3.08(e);

(f)                material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)               material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice, except as set forth in Schedule 3.08(i);

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(j)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except for such obsolete equipment as set forth in Schedule 3.08(j);

(k)               transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)                 abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)             damage, destruction or loss in excess of $50,000 in the aggregate (whether or not covered by insurance) to its property;

(n)               any capital investment in, or any loan to, any other Person excluding loans to employees up to Five Hundred ($500) Dollars as set forth in Schedule 3.08(n);

(o)               acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)               any capital expenditures in excess of $250,000 in the aggregate;

(q)               imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)                 except as set forth in Schedule 3.08(r), (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)                except as set forth in Schedule 3.08(s) hiring or promoting any person as or to (as the case may be) management level or hiring or promoting any employee below management level except to fill a vacancy in the ordinary course of business;

(t)                 except as set forth in Schedule 3.08(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

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(u)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees, except as shown in Schedules 3.08(i) and 3.08(j);

(v)               entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)             adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)                action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09        Material Contracts.

(a)                Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(c) of the Disclosure Schedules and all Company IP Agreements, being "Material Contracts"):

(i)                  each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 60 days' notice;

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(ii)                all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)               all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 60 days' notice;

(vii)             except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)           all Contracts with any Governmental Authority to which the Company is a party ("Government Contracts");

(ix)              all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)              all Contracts between or among the Company on the one hand and Sellers or any Affiliate of Sellers (other than the Company) on the other hand;

(xii)             all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)           any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)               Each Material Contract (i) is valid and binding on the Company in accordance with its terms and is in full force and effect; (ii) the Company is not, and , to the Knowledge of the Company, any other party thereto is not, in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract; and (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by Company, or, to the Knowledge of Company, by any other party thereto, under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

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Section 3.10        Title to Assets; Real Property.

(a)                The Company does not own any Real Property.

(b)               The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Reviewed Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)                  those items set forth in Section 3.10(b)(i) of the Disclosure Schedules, which includes, customer-owned machines for custom orders, which machines are not owned by the company but are on the premises and some of which may be considered abandoned property;

(ii)                liens for Taxes not yet due and payable;

(iii)               mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)              easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)                liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or

(vi)              except for immaterial imperfections of title and encumbrances, if any, which do not individually or in the aggregate, materially detract from the value, or interfere with the Company's or Buyer's future use, or materially impair the operation of the Company or the value of the Company's assets.

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(c)                Section 3.10(c) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. To the Knowledge of the Company there are no Actions pending nor threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11        Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company (including, without limitation, the shipping containers in the rear parking lot and storage trailer by loading docks), are sufficient in all material respects for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12        Intellectual Property.

(a)                Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Company's Intellectual Property; (iii) all proprietary Software of the Company; and iv) general categories of Trade Secrets. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

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(b)               Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)                Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current (and, except as set forth in Section 3.12(c) of the Disclosure Schedules, to the Knowledge of the Company, former employee with in the last 10 years) employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company, the forms of which are attached hereto as Schedule 3.12(c). For purposes of clarity, the foregoing shall not apply to independent contractors performing routine repair, maintenance, electrical or plumbing services who are not or were not involved in or have contributed to the invention, creation, or development of any Intellectual Property during the course of such independent contractor’s engagement with the Company.

(d)               Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e)                All of the Company IP Registrations (other than pending applications for any Company IP Registrations) are (i) valid; (ii) enforceable, and (iii) subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

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(f)                To the Knowledge of the Company, conduct of the Company's business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)               Except as set forth in Section 3.12(g) of the Disclosure Schedules, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled (for the six year period prior to the Closing Date), pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by the Company or, to the Knowledge of the Company, any other Person alleging any infringement, misappropriation, or violation by any Person of the Company's Intellectual Property. Neither Sellers nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Company is not subject to any outstanding or, to the Knowledge of the Company, any prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)               The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company ("Company Systems") are reasonably sufficient for the immediate and anticipated needs of the Company's business. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company's business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (x) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (y) acts in compliance therewith; and (z) monitors such plans and procedures on an ongoing basis, and such plans and procedures have been proven effective upon such monitoring.

Section 3.13        Inventory.

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(a)                All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

(b)               All inventory set forth on Schedule 3.13(b) (except raw materials purchases subject to minimum order quantities or for legitimate business purposes in the ordinary course of business consistent with past practice along with raw materials held for customers subject to customer deposits, and raw material commitments) shall be used or sold within ten (10) months of the Closing Date.

Section 3.14        Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15        Customers and Suppliers.

(a)                Section 3.15(a) of the Disclosure Schedules sets forth a list of (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $200,000 for either of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)               Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for either of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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Section 3.16        Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 3.16 of the Disclosure Schedules, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17        Legal Proceedings; Governmental Orders.

(a)                Except as set forth in Section 3.17(a) of the Disclosure Schedules, to the Knowledge of the Company there are no Actions pending or threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Company no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18        Compliance With Laws; Permits.

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(a)                The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except for immaterial noncompliance, if any, the Losses of which, individually, would not exceed the $17,500 threshold as provided in Section 8.04(a)(iii).

(b)               All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19        Environmental Matters.

(a)                The Company is currently and has been in compliance with all Environmental Laws, except for immaterial noncompliance, if any, the Losses of which, individually, would not exceed the $17,500 threshold as provided in Section 8.04(a)(iii). The Company has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and neither Sellers nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Sellers are aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor are they aware of any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)                No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)               There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Sellers have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Company.

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(e)                Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active, or abandoned, aboveground or underground storage tanks owned or operated by the Company since November 28, 1978.

(f)                Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers and any predecessors as to which the Company or Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Sellers nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers.

(g)               Neither Sellers nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)               Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes.

(i)                 Neither the Sellers nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j)                 Sellers own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither Sellers nor the Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

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Section 3.20        Employee Benefit Matters.

(a)                Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement (excluding Success Bonuses), plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a "Benefit Plan"). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a "Non-U.S. Benefit Plan").

(b)               With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c)                Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a "Single Employer Plan") in which employees of the Company or any ERISA Affiliate participate or have participated has an "accumulated funding deficiency", whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an "adjusted funding target attainment percentage," as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)               Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).

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(e)                With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no "reportable event," as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f)                Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)               Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)               There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                 There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

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(j)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)               Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)                 Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment (other than any Success Bonuses); (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21        Employment Matters.

(a)                Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus, success fee arrangement, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the reviewed balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

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(b)               The Company is not, and has not been for the past 6 years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)                The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22        Taxes.

(a)                All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)               The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)                The amount of the Company's Liability for unpaid Taxes for all periods ending on or before December 31, 2016 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

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(f)                Section 3.22(f) of the Disclosure Schedules sets forth:

(i)                  the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)                those years for which examinations by the taxing authorities have been completed; and

(iii)               those taxable years for which examinations by taxing authorities are presently being conducted.

(g)               All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)               The Company is not a party to any Action by any taxing authority. To the Knowledge of the Company, there are no pending or threatened Actions by any taxing authority.

(i)                 Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2016.

(j)                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)               The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)             The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

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(n)               The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                  any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)               any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(iv)              any election under Section 108(i) of the Code.

(o)               None of Sellers is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)               The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(q)               The Company is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)                 There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)                Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)                 The Company has complied in all material respects with applicable Laws concerning escheat and unclaimed property, and has timely filed with the appropriate Governmental Authority all escheat or unclaimed property reports required to have been filed by it.

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Section 3.23        Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Escrow Agreement/any other Ancillary Document based upon arrangements made by or on behalf of Sellers.

Section 3.25        Full Disclosure. No representation or warranty by Sellers or the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no event or circumstance which Sellers or the Company has not disclosed to Buyer which could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01        Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Escrow Agreement/Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Escrow Agreement/any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

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Section 4.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Escrow Agreement/Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Escrow Agreement/Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03        Brokers. Except as set forth in Section 4.03 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Escrow Agreement/any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.04        Legal Proceedings. There are no Actions pending against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05        Acknowledgement. Buyer acknowledges, represents, and agrees, that (i) it has not relied upon any representation, statement, or information of any nature made or provided by or on behalf of Sellers or the Company, except for the representations of the Company expressly set forth in this Agreement, and (ii) it waives any right Buyer may have against Sellers or Company with respect to any such representation, statement, or information. Notwithstanding any provision in this Agreement, including without limitation, this Section 4.05, Article VIII, or Section 10.06, Buyer expressly reserves and does not intend to waive any rights, remedies or claims based on Fraud. Sellers acknowledge Sellers and Sellers’ representatives have provided Buyer certain information prior to the execution of the execution of this Agreement and the prior to the Closing. The disclaimers of Buyer contained in this Section 4.05 apply solely to limit the representations and warranties that may form the basis of a claim of a breach of this Agreement or indemnity under Article VIII hereof and are not intended and shall not be construed to preclude a claim by Buyer based on Fraud.

ARTICLE V
Covenants

Section 5.01        Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

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(a)                cause the Company to preserve and maintain all of its Permits;

(b)               cause the Company to pay its debts, Taxes and other obligations when due, unless disputed in good faith and with adequate reserves;

(c)                cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and obsolescence;

(d)               cause the Company to continue in full force and effect without adverse modification all Insurance Policies, except as required by applicable Law;

(e)                cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)                cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business, except to the extent the Company's customers may fail to provide deposit, materials or specifications to allow Company to so perform;

(g)               cause the Company to maintain its books and records in accordance with past practice;

(h)               cause the Company to comply in all material respects with all applicable Laws, if failure to comply would not cause a Material Adverse Effect; and

(i)                 cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02        Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing: (i) Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property; (ii) Sellers shall permit Buyer and its Representatives to interview key employees of the Company, key customers, and regulatory authorities in regard to the business of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company.

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Section 5.03        No Solicitation of Other Bids.

(a)                Until the earlier to occur of the Closing Date and April 12, 2018, Sellers shall not, and shall not authorize or permit any of its or their Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its or their Affiliates (including the Company) and all of its or their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)               In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04        Notice of Certain Events.

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(a)                From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing:

(i)                  any fact, circumstance, event or action the existence, occurrence or taking of which (A) to the Knowledge of the Company has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) to the Knowledge of the Company has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)                any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)               any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)              any Actions against, relating to or involving or commenced, (or, to the Knowledge of the Company, threatened) or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05        Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules requested by Buyer at least five Business Days prior to the Closing.

Section 5.06        Confidentiality. From and after the Closing, Sellers shall, and shall cause its or their Affiliates to, hold, and shall use its or their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its or their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its or their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its or their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its or their counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.07        Non-Competition; Non-Solicitation.

(a)                For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), Sellers shall not, and shall not permit any of its or their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)               During the Restricted Period, Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Sellers or any of its or their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)                During the Restricted Period, Sellers shall not, and shall not permit any of its or their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)               Sellers acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(e)                Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08        Governmental Approvals and Consents.

(a)                Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Escrow Agreement/Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c)                Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                  respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or the Escrow Agreement/any Ancillary Document;

(ii)                avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or the Escrow Agreement/any Ancillary Document; and

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(iii)               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or the Escrow Agreement/any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)               If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use its or their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)                All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)                Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 5.09        Books and Records.

(a)                In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)                  retain the books and records (including without limitation personnel files, tax information, and documentation relating to any ERISA plans) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)                upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Sellers shall:

(i)                  retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii)                upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records, and the Buyer's personnel will assist in same as may be reasonably requested;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)                Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10        Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.11        Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 5.12        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Tax matters

Section 6.01        Tax Covenants.

(a)                Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Escrow Agreement/Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at its or their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)                Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. The Buyer shall prepare all Tax Returns required to be filed by the Company after the Pre-Closing Tax Period. Any such Tax Return prepared by Sellers shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Sellers to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Sellers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within thirty (30) days after receipt by Sellers of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Sellers and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

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Section 6.02        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03        Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys' and accountants' fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company

Section 6.04        Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

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(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05        Section 338(h)(10) Election.

(a)                Election. At Buyer's option, the Company and Sellers shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a "Section 338(h)(10) Election"). Sellers shall pay any Tax attributable to the making of the Section 338(h)(10) Election and Sellers shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

(b)               Allocation of Purchase Price. If a Section 338(h)(10) Election is made, Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the audited financial statement for year end 2017 (the "Allocation Schedule"). Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.06        Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Sellers shall control the contest or resolution of any Tax Claim concerning tax periods prior to the Closing Date. Buyer shall control the contest or resolution of any Tax Claim concerning tax periods on or after the Closing Date; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.07        Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 6.08        Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09        Payments to Buyer. Any amounts payable to Buyer pursuant to this Article VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Seller.

Section 6.10        Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
Conditions to closing

Section 7.01        Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)               Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02        Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

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(a)                Other than the Fundamental Representations and Warranties, the representations and warranties of Sellers and the Company contained in this Agreement, the Escrow Agreement/Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations and Warranties shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Escrow Agreement/each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality or Knowledge of the Company, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                Completion by the Buyer of a satisfactory due diligence investigation (including business, financial, and legal diligence).

(d)               No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)                All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)                As of date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)               The Escrow Agreement/Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)               A Lease and a Guaranty of Buyer, in the form of Exhibit A attached hereto, as to the property located at 300 Burnett Road, Chicopee, Massachusetts, shall have been executed and delivered by the parties thereto and true and complete copies shall have been delivered to Buyer together with a termination of the existing lease.

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(i)                 Buyer shall have received payoff and security release letters in regard to outstanding Indebtedness.

(j)                 Buyer shall have received a mutually satisfactory agreement pertaining to the sale of goodwill, along with a non-compete and consulting agreement in mutually acceptable form executed by Stahl.

(k)               Buyer shall have received Non-Competition Agreements, in the form of Exhibit B attached hereto, from those individuals identified on Schedule 7.02(k) attached hereto.

(l)                 The Company completed a physical inventory in December, 2017. The Buyer may have an appraisal of the inventory or such other investigation of the Company’s assets.

(m)             Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(n)               At least three Business Days before Closing, Sellers’ Representative shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(o)               Sellers’ Representative shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(p)               Sellers’ Representative shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(q)               Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(r)                 Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(s)                Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

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(t)                 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Escrow Agreement/Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(u)               Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Escrow Agreement/Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(v)               The Company and the Buyer shall have secured third-party financing to fund both the transactions contemplated herein and post-Closing operations of the Business (the “Transaction Financing”) on terms acceptable to the Buyer in its sole and absolute discretion. All of the conditions precedent to the closing and funding of the Transaction Financing shall have been achieved to the satisfaction of the lenders under such Transaction Financing and such lenders shall be ready to proceed with the closing of the Transaction Financing. Prior to or simultaneously with the Closing, the Company and the Buyer shall have closed on the Transaction Financing.

(w)             Buyer’s Board of Directors shall have approved the transaction contemplated herein by December 14, 2017.

(x)               Buyer shall have completed a Phase I Environmental Assessment and, if deemed necessary by Buyer, a subsequent Phase II Environmental Assessment as to all real property owned or leased by the Company on or before December 31, 2017.

(y)               Delivery by Sellers of a commitment to make available audited financial statements of the Company for fiscal years 2016 and 2017 (“Audited Financial Statements”) on or before April 6, 2018 (“Audited FS Delivery Date”).

(z)                Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03        Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)                Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the Escrow Agreement/Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Escrow Agreement/each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers’ Representative at or prior to the Closing.

(e)                The Escrow Agreement/Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers’ Representative.

(f)                Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount.

(g)               Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from Sellers to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(h)               Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

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(i)                 Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(j)                 Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Escrow Agreement/Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)               Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Escrow Agreement/Ancillary Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
Indemnification

Section 8.01        Survival. Subject to the limitations and other provisions of this Agreement, the parties, intending to contractually shorten the applicable statute of limitations, agree that the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 (Taxes) which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect and shall expire on the date that is eighteen (18) months from the Closing Date, and that all liabilities of the Sellers and all remedies exercisable by the Buyer with respect to those representations will terminate on such date; provided, however, that (a) Fundamental Representations and Warranties and Sellers’ indemnification obligations under Section 8.02(f) shall survive indefinitely, and (b) the representations and warranties in Section 3.19 (Environmental Matters), Section 3.20 (Employee Benefit Matters), and Section 3.21 (Employee Matters) shall expire after the running of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. The limitations set forth in this Section 8.01 shall not apply to any claims involving Fraud. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02        Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)                any inaccuracy in or breach of any of the representations or warranties of Sellers and the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c)                any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i);

(d)               any inaccuracy in, or breach of, the representations and warranties of Sellers contained in Section 3.13(b) (Inventory) of this Agreement;

(e)                any inaccuracy in, or breach of, the representations and warranties of Sellers contained in Section 3.14 (Accounts Receivable) of this Agreement;

(f)                (1) Case No. 3:15-cv-13200-MGM, Polyzen, Inc. v. Dielectrics, Inc., in the United States District Court, District of Massachusetts, and (2) Case No. 3:17-cv-30128-MGM, Polyzen, Inc. v. Dielectrics, Inc., in the United States District Court, District of Massachusetts (Springfield), along with any subsequently filed cases that arise from or relate to the same circumstances as the foregoing (collectively, the “Litigation”);

(g)               any obligation arising out of section 2(b) of a Key Employees Non-competition, Non-solicitation, and Non-disclosure Agreements, in which case Sellers’ obligation shall be to pay 75% of thereunder (“Seller Portion”); and

(h)               the Excluded Assets.

Section 8.03        Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04        Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                Limitations of Recoverable Losses.

(i)                  Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (except for the representations or warranties of Sellers contained in Section 3.13(b) (Inventory) and Section 3.14 (Accounts Receivable), which are subject to Section 8.02(d) and Section 8.02(e) respectively, and other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $200,000.00 (the "Basket"), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar.

(ii)                The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $12,000,000 (the "Cap").

(iii)               With respect to any claim as to which the Buyer Indemnitees may be entitled to indemnification under Section 8.02(a) (except for the representations or warranties of Sellers contained in Section 3.13(b) (Inventory) and Section 3.14 (Accounts Receivable), which are subject to Section 8.02(d) and Section 8.02(e) respectively, and other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), Sellers shall not be liable for any individual Losses which do not exceed $17,500.00 (which Losses shall not be counted towards the other limits in this Section 8.04(a)).

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(iv)              Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(d) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(d) exceeds $17,500.00 (the “Inventory Deductible”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Inventory Deductible.

(v)                Sellers shall not be liable to the Buyer Indemnities for indemnification under Section 8.02(e) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(e) exceeds $17,500.00 (the “AR Deductible”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the AR Deductible.

(b)               Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses: (i) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation and Warranty; (ii) involving Fraud; (iii) the Litigation; (iv) the Excluded Assets; or (v) the Seller Portion.

(c)                For purposes of this ARTICLE VIII, other than expressly set forth in this Article VIII any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05        Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the "Indemnifying Party".

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(a)                Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller or Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x) that is asserted directly by or on behalf of a Person that is a supplier or customer (or prospective supplier or customer) of the Company; or (y) in which an actual motion for injunctive relief is filed seeking injunctive relief against Company by or on behalf of a Person that is not a supplier or customer (or prospective supplier or customer) of the Company, provided, however, such Indemnifying Party shall not have the right to defend or direct the defense of any such motion but will continue to defend or direct the defense of any other portion of such Third Party Claim. Solely in regard to a Third Party Claim that the Company defends or directs the defense of pursuant to (x) or (y) in this Section 8.05 (a) or (y) in Section 8.05(b) (other than Counter-claims that arise out of the same set of operative facts upon which the Enforcement Action is based), the Sellers shall indemnify the Company for the first $1,000,000 of reasonable attorneys' fees and costs incurred by the Company in the defense of such Third Party Claim and thereafter for 75% of all reasonable attorneys’ fees and costs in excess of $1,000,000 incurred by the Company in the defense of such Third Party Claim. In the event that the Indemnifying Party assumes the defense of any Third Party Claim it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the joint reasonable opinion of counsel to the Indemnified Party and the Indemnifying Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)               Litigation. Notwithstanding anything in this Agreement to the contrary, the indemnification procedures for the Litigation are set out in this Section 8.05(b) and supersede the indemnification procedures in Section 8.05(a). If Buyer receives notice of the commencement of any Action in the scope of the Litigation, in addition to the two pending Actions set out in Section 8.02(f), made or brought by Polyzen, Inc., Buyer shall give Sellers reasonably prompt written notice thereof, but in any event not later than 10 calendar days after receipt of such notice, and include copies of any materials provided by or, on behalf of, Polyzen, Inc. Sellers shall assume the defense of any Action in the Litigation, at Sellers’ expense and by Sellers’ own counsel without any liability to Buyer. Sellers shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any Actions in the Litigation in the name and on behalf of Company, and Company and Buyer shall cooperate in good faith in such actions taken by Sellers. In the event the Company actually receives monetary proceeds, including attorneys’ fees, from RadiaDyne, LLC (“RadiaDyne”) pursuant to Section 1 and/or Section 4 of that certain Indemnification Agreement Regarding Pending Litigation, dated September 13, 2013 (“Indemnification Agreement”) or from Polyzen, Inc. in connection with the Litigation (collectively “Proceeds”), the Company shall pay over such Proceeds to Sellers’ Representative within ten (10) calendar days of the Company’s receipt thereof.  The Company and Sellers’ Representative shall cooperate in good faith to enforce the terms of Section 1, Section 4 and Section 5 of the Indemnification Agreement.  In the event that RadiaDyne fails to perform its obligations under Section 1, Section 4 and/or Section 5 of the Indemnification Agreement, Sellers may commence and shall assume control of any action solely to enforce Section 1, Section 4 and/or Section 5 of the Indemnification Agreement, at Sellers’ sole expense, and without any liability to Buyer or the Company.  Sellers shall have the right, upon ten (10) business days prior written notice to the Company (which notice shall include a draft complaint), to take such action as it deems necessary to enforce Section 1, Section 4 and/or Section 5 of the Indemnification Agreement in the name and on behalf of the Company, including bringing suit in the name of Company, and Company and Buyer shall cooperate in good faith in such enforcement action taken by Sellers (“Enforcement Action”).  In the event RadiaDyne challenges Sellers’ standing to bring an Enforcement Action, the Company shall, upon notice of such challenge, assign to Sellers any choses in action and claims for breach of Section 1, 4, and/or 5 of the Indemnification Agreement. Notwithstanding the foregoing, in the event RadiaDyne files a counter-claim related to the Company’s supplier relationship with RadiaDyne (“Counter-claim”), to the extent such the Counter-claim (x) is not a Third Party Claim for which Sellers are obligated to defend, indemnify and hold harmless Buyer Indemnitees under Section 8.02, the Company, at the Company’s expense, shall defend the Counter-claim, or (y) is a Third Party Claim for which Sellers are obligated to defend, indemnify and hold harmless Buyer Indemnitees under Section 8.02, the Company, at the Company’s option (exercised by Company providing Sellers’ Representative with written notice within ten (10) business days following Company’s receipt of notice of such counterclaim), shall have the right to defend or direct the defense of the Counter-claim; provided however, that in regard to (y) in this Section 8.05(b), the Company and Sellers’ Representative shall cooperate in good faith to allocate the costs of such action to Sellers as to the Enforcement Action and to the Company as to the Counter-claim.

(c)                Settlement of Third Party Claims. Except as to the Litigation or an Enforcement Action, notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party; provided, however, in the event that control of the defense of a Third Party Claim shifts to Company (as the Indemnified Party) pursuant to (x) or (y) in Sections 8.05(a) or pursuant to (y) in Section 8.05(b), then Company (as the Indemnified Party) shall not enter into settlement of any such Third Party Claim without the prior written consent of Sellers (as the Indemnifying Party). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party, and after such notice the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

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(d)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)                Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06        Payments; Indemnification Escrow Fund.

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(a)                Once a Loss is agreed to by the Indemnifying Party or finally adjudicated (with all appeals exhausted) to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)               Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers, jointly and severally .

Section 8.07        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08        Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Section 8.09        Indemnification Escrow Fund Release.

(a)                First Indemnification Escrow Fund Release Date. On the nine (9) month anniversary of the Closing Date (“First Release Date”), Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release up to fifty percent (50%) of the then remaining amounts of the Indemnification Escrow Fund to the Sellers’ Representative, such that, following such release, the then remaining amounts of Indemnification Escrow Fund equals fifty percent (50%) of the Indemnification Amount, plus the amount, if any, of claims for indemnification that exceed fifty percent (50%) of the Indemnification Amount, in each case properly asserted prior to the First Release Date by the Buyer Indemnified Parties in writing in accordance with this Article VIII but not yet resolved as of such date.

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(b)               Final Indemnification Escrow Fund Release Date. On the eighteen (18) month anniversary of the Closing Date (“Final Release Date”), Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release all or a portion of the then remaining amounts of Indemnification Escrow Fund to the Sellers’ Representative, such that, following such release, the then remaining Indemnification Amount equals only the amount, if any, of Losses under Section 8.02 of this Agreement, as applicable, in each case properly asserted prior to the Indemnity Escrow Release Date by the Buyer Indemnified Parties in writing in accordance with Article VIII hereof, but not yet resolved as of such date (the “Unresolved Indemnity Claims”). Upon final resolution of any Unresolved Indemnity Claim in respect of which such amounts had been retained (to the extent not utilized to satisfy Losses pursuant to Section 8.02(a) hereof, as applicable) in accordance with this Article VIII and the terms of the Escrow Agreement, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to release such retained amounts to Buyer or the Sellers’ Representative, as the case may be. Promptly (and in any event within five Business Days) upon any Person becoming entitled to release of amounts from the Indemnification Escrow Fund pursuant to this Article VIII or the Escrow Agreement, Buyer and the Sellers’ Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to so release such amount.

(c)                Notwithstanding Sections 8.09(a) and 8.09(b), a maximum of $1,000,000 plus the amount of any and all Unresolved Indemnity Claims shall remain in the Indemnification Escrow Fund until the later of the Final Release Date or the date which is ten (10) days following the date that the Litigation may be settled or finally adjudicated and no longer subject to appeal or review; provided, however, that the foregoing shall in no way limit or restrict Buyer from satisfying claims for Losses from the Indemnification Escrow Fund up to and including in the amount of the then remaining balance of the Indemnification Escrow Fund.

ARTICLE IX
Termination

Section 9.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of Sellers and Buyer;

(b)               by Buyer by written notice to Sellers if:

(i)                  Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within thirty (30) days of Seller's receipt of written notice of such breach from Buyer; or

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(ii)                any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 12, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                by Sellers by written notice to Buyer if:

(i)                  Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer's receipt of written notice of such breach from Sellers; or

(ii)                any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 12, 2018, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof; and

(c)                provisions of this Agreement that, by their terms, expressly survive termination of this Agreement; and

(d)               The parties agree that (i) the "Amended and Restated Confidentiality Agreement" by and between UFP Technologies, Inc. and Dielectrics Inc. dated August 17, 2017, their respective rights and obligations thereunder; (ii) Section 10.15 of this Agreement; and (iii) any other provisions of this Agreement that by their terms shall survive, shall survive such termination.

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ARTICLE X
Miscellaneous

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers: with a copy to:

Dielectrics, Inc.

300 Burnett Road

Chicopee, MA 01020

Attn: Eric Stahl, estahl@dielectrics.com

(413) 594-8111

Shatz, Schwartz and Fentin, P.C.

1441 Main Street, Suite 1100

Springfield, MA 01103

(413) 737-1131

Attn: Steven J. Schwartz, sschwartz@ssfpc.com

David K. Webber, dwebber@ssfpc.com

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If to Buyer: with a copy to:

UFP Technologies, Inc.

100 Hale Street

Newburyport, Massachusetts 01950

Attn: Ron Lataille

978-234-0926, rlataille@ufpt.com

Howard & Howard Attorneys PLLC

450 West Fourth Street

Royal Oak, Michigan 48067

Attn: John D. Logan, 248-723-0393, jdl@h2law.com

Joseph P. Michniacki, 248-723-0484, jpm@h2law.com

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06    Entire Agreement. This Agreement and the Escrow Agreement/Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, except in cases of Fraud. In the event of any inconsistency between the statements in the body of this Agreement and those in the Escrow Agreement/Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08    No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

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(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ESCROW AGREEMENT/ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS LOCATED IN THE COUNTY OF WORCESTER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13    Sellers’ Representative.

(a)                Appointment of Sellers’ Representative. The Sellers’ Representative shall be the agent and attorney-in-fact for each of the Sellers to act as each Seller’s representative under this Agreement and any Ancillary Documents in accordance with the terms of this Section 10.13. In the event of the resignation, death or incapacity of the Sellers’ Representative, a successor Sellers’ Representative reasonably satisfactory to the Buyer shall thereafter promptly be appointed by the Sellers by an instrument in writing signed by the Buyer, the Sellers and such successor Sellers’ Representative.

(b)               Authority. The Sellers’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Sellers (with full power of substitution in the premises) in connection with (i) the indemnity provisions of ARTICLE VIII as they relate to the Sellers generally and (ii) such other matters as are reasonably necessary for the consummation of the transactions contemplated herein including, without limitation, (A) to receive all payments owing to the Sellers under this Agreement, (B) to terminate, amend, waive any provision of, or abandon, this Agreement, (C) to act as the representative of the Sellers to review and authorize all claims and disputes or question the accuracy thereof, (D) to negotiate and compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, (E) to take such further actions as are authorized in this Agreement, and (F) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Sellers’ Representative to be necessary or desirable in connection with this Agreement and the transaction contemplated herein. The Buyer shall be entitled to rely on such appointment and to treat the Sellers’ Representative as the duly appointed attorney-in-fact of each Seller. Notices given to the Sellers’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Sellers for all purposes under this Agreement.

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(c)                Extent and Survival of Authority. The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 10.14 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller, except for actions or omissions of the Sellers’ Representative constituting willful misconduct. The death or incapacity, or dissolution or other termination of existence, of any Seller shall not terminate the authority and agency of the Sellers’ Representative. The Buyer in dealing with the Sellers’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Sellers’ Representative as the act of the Sellers.

Section 10.14    Audited Financial Statements. If the Sellers’ Representative fails to deliver to Buyer the Audited Financial Statements on or before the Audited FS Delivery Date (the “Seller Breach”), the Buyer shall immediately be entitled to instruct the Escrow Agent to release to Buyer the amount of $1,500,000.00 from the Indemnification Escrow Fund (the “Liquidated Damages”). The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the Buyer’s harm caused by a Seller Breach would be impossible or very difficult to accurately estimate, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise form a Seller Breach.

Section 10.15    Execution of this Agreement.

(a)                In the event that Buyer does not purchase the Shares as contemplated by this Agreement, the Buyer agrees to be bound by the provisions set forth below to protect the business of the Company.

(b)               In the event that as part of the due diligence process, Seller provides to Buyer the identity of a customer of Seller, and the identity of one or more products supplied by Seller to such customer, then for a period of eighteen (18) months following the date of such disclosure by Seller to Buyer under this Agreement, Buyer represents, warrants, covenants and agrees that neither Buyer nor its affiliates (or their respective successors or assigns) will, directly or indirectly, solicit or manufacture products with the same or similar material and the same specifications for, or supply such products to, such customer; provided however, the foregoing provision shall (a) not apply to the products that (i) prior to its receipt of the identities of the customers and products, Buyer has supplied or has been engaged to supply or develop or (ii) any acquisition or investment targets of Buyer (other than Seller) supplies or have been engaged to supply or develop and (b) apply if such customer changes the specification of the product to accommodate Buyer's change in the material for the product.

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(c)                During the Buyer Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section shall prevent Buyer or any of its or its Affiliates from hiring (x) any employee whose employment has been terminated by the Company or (y) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d)               During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly and for purposes of diverting their business or services from the Company, solicit or entice, or attempt to engage in any business with any existing clients or customers of the Company that became known to the Buyer solely from confidential information identifying such customers as customers of the Company and delivered directly by the Company to the Buyer after August 17, 2017; provided however that the foregoing shall not apply to any existing or prospective customers or clients of the Buyer.

(e)                The Buyer acknowledges that a breach or threatened breach of this Section would give rise to irreparable harm to the Company and Sellers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Buyer of any such obligations, The Company and the Sellers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(f)                Buyer acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of the Company and the Sellers and constitute a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

STAHL:

__/s/ Eric C. Stahl__________

Eric C. Stahl

EPSTEIN:

__/s/ Gertrude Epstein_______

Gertrude Epstein

ROSEN:

___/s/ Marcia L. Rosen________

Marcia L. Rosen

TRUST 1:

Eric C. Stahl Children’s Trust,

dated 12/31/1993

By: /s/ Marcia L. Rosen, Trustee

By: /s/ Eric C. Stahl, Trustee

By: /s/ Gertrude E. Epstein, Trustee

TRUST 2:

Gertrude S. Epstein Children’s Trust,

dated 12/31/1993

By: /s/ Jeffrey W. Roberts, Trustee

By: /s/ Eric C. Stahl, Trustee

By: /s/ Gertrude E. Epstein, Trustee

TRUST 3:

Marcia L. Rosen Children’s Trust,

dated 12/31/1993

62

By: /s/ Marcia L. Rosen, Trustee

By: /s/ Eric C. Stahl, Trustee

By: /s/ Gertrude E. Epstein, Trustee

TRUST 4:

Stahl Children’s Trust,

u/d/t 12/31/1993

f/b/o Eric C. Stahl

By: /s/ Marcia L. Rosen, Trustee

By: /s/ Eric C. Stahl, Trustee

By: /s/ Gertrude E. Epstein, Trustee

TRUST 5:

Stahl Children’s Trust,

u/d/t 12/31/1993

f/b/o Gertrude Epstein

By: /s/ Jeffrey W. Roberts, Trustee

By: /s/ Eric C. Stahl, Trustee

By: /s/ Gertrude E. Epstein, Trustee

TRUST 6:

Stahl Children’s Trust,

u/d/t 12/31/1993

f/b/o Marcia L. Rosen

By: /s/ Marcia L. Rosen, Trustee

By: /s/ Eric C. Stahl, Trustee

By: /s/ Gertrude E. Epstein, Trustee

63

SELLERS’ REPRESENTATIVE:

__/s/ Eric C. Stahl__________

Eric C. Stahl

COMPANY:

DIELECTRICS, INC.,

a Massachusetts corporation

By: _____________________

Name: _____________________

Its: _____________________

BUYER:

UFP TECHNOLOGIES, INC.,

a Delaware corporation

By: _/s/ Ron Lataille_______

Name: Ron Lataille

Its: Chief Financial Officer

64

ANNEX A

DEFINED TERMS

"Acquisition Proposal" has the meaning set forth in Section 5.03(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Agreement for the Purchase and Sale of Good Will" has the meaning set forth in Section 2.02.

"Allocation Schedule" has the meaning set forth in Section 6.05(b).

"Ancillary Documents" means the Escrow Agreement and other agreements expressly referenced as deliveries pursuant to this Agreement.

"Reviewed Financial Statements" has the meaning set forth in Section 3.06.

"Balance Sheet" has the meaning set forth in Section 3.06.

"Balance Sheet Date" has the meaning set forth in Section 3.06.

"Basket" has the meaning set forth in Section 8.04(a).

"Benefit Plan" has the meaning set forth in Section 3.20(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Chicopee, Massachusetts are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Buyer's Accountants" means Grant Thornton LLP.

"Cap" has the meaning set forth in Section 8.04(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 2.05.

"Closing Date" has the meaning set forth in Section 2.05.

"Closing Date Payment" has the meaning set forth in Section 2.04(a)(i).

"Closing Indebtedness Certificate" means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

"Closing Transaction Expenses Certificate" means a certificate executed by an officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

"Closing Working Capital" means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

"Closing Working Capital Statement" has the meaning set forth in Section 2.04(b)(i).

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" has the meaning set forth in Section 3.03(a).

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" means all Intellectual Property that is owned by the Company.

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, other than licenses to software that is subject to “shrink-wrap” or “click-through” license agreements or standard commercial terms (including any software installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by the Company).

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Company Systems" has the meaning set forth in Section 3.12(g).

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Current Assets" means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Reviewed Financial Statements for the most recent fiscal year end as if such accounts were being prepared and reviewed as of a fiscal year end.

"Current Liabilities" means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Reviewed Financial Statements for the most recent fiscal year end as if such accounts were being prepared and reviewed as of a fiscal year end.

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers’ Representative and Buyer concurrently with the execution and delivery of this Agreement.

"Disputed Amounts" has the meaning set forth in Section 2.04(c)(iii).

"Dollars" or "$" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other, but not including liens for taxes and fees not currently due or payable), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Attributes" means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"Escrow Agent" means Bank of America.

"Escrow Agreement" means the Escrow Agreement to be entered into by Buyer, Sellers and Escrow Agent at the Closing, substantially in the form of Exhibit C.

"Estimated Closing Working Capital" has the meaning set forth in Section 2.04(a)(ii).

"Estimated Closing Working Capital Statement" has the meaning set forth in Section 2.04(a)(ii).

"Financial Statements" has the meaning set forth in Section 3.06.

“Fraud” means fraud as interpreted under the laws of the Commonwealth of Massachusetts; in the case of the Sellers or the Company to the Buyer, in the event Sellers or the Company, as applicable, have willingly and knowingly committed a fraud against the Buyer, with specific intent to deceive and mislead the Buyer.

“Fundamental Representations and Warranties” means those representations and warranties set forth in Section 3.01 (Authority of the Sellers), Section 3.02 (Organization, Authority, and Qualification of the Company), Section 3.03 (Capitalization), Section 3.04 (No Subsidiaries), Section 3.10 (Title to Assets; Real Property), Section 3.22 (Taxes), and Section 3.24 (Brokers).

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Government Contracts" has the meaning set forth in Section 3.09(a)(viii).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Indemnification Escrow Amount" means $6,000,000.00 plus the Seller Portion.

"Indemnification Escrow Fund" has the meaning set forth in Section 2.03(iii)(A).

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Independent Accountant" has the meaning set forth in Section 2.04(c)(iii).

"Insurance Policies" has the meaning set forth in Section 3.16.

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

"Interim Balance Sheet" has the meaning set forth in Section 3.06.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.06.

"Interim Financial Statements" has the meaning set forth in Section 3.06.

"Knowledge of the Company" means the actual knowledge of Eric Stahl, Julie Kelleher, John Kusler, Adam Epstein, and Bart Rietkerk, and the knowledge that each person would have reasonably obtained in the performance of a prudent person’s duties as President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technical Officer, and Chie Marketing Officer of the Company.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.07.

“Litigation” has the meaning set forth in Section 8.02(f).

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers to the extent such costs are not permitted to be deducted from the available coverage.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis. Neither of the following will constitute, or will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: (i) any adverse effect arising from the Sellers' or the Company's compliance with any covenant or requirement set forth in this Agreement; or (ii) from the Sellers' or the Company's taking of any action requested by the Buyer.

"Material Contracts" has the meaning set forth in Section 3.09(a).

"Material Customers" has the meaning set forth in Section 3.15(a).

"Material Suppliers" has the meaning set forth in Section 3.15(b).

"Multiemployer Plan" has the meaning set forth in Section 3.20(c).

"Non-U.S. Benefit Plan" has the meaning set forth in Section 3.20(a).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.10(b).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Adjustment" has the meaning set forth in Section 2.04(b)(ii).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

"Purchase Price" has the meaning set forth in Section 2.02.

"Qualified Benefit Plan" has the meaning set forth in Section 3.20(c).

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.04(c)(ii).

"Restricted Business" means the design, development, and manufacture of medical devices using thermoplastic materials.

"Restricted Period" has the meaning set forth in Section 5.07(a).

"Review Period" has the meaning set forth in Section 2.04(c)(i).

"Section 338(h)(10) Election" has the meaning set forth in Section 6.05(a).

"Seller" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Seller's Accountants" means Greenberg, Rosenblatt, Kull & Bitsoli, P.C., Attn: Norman Bitsoli, CPA, 306 Main Street, Suite 400, Worcester, MA 01608, Tel (508) 791-0901, Fax (508) 799-2059, NBitsoli@grkb.com.

"Shares" has the meaning set forth in the recitals.

"Single Employer Plan" has the meaning set forth in Section 3.20(c).

“Split Dollar Life Insurance Receivable Amount” means $1,160,411.00.

"Statement of Objections" has the meaning set forth in Section 2.04(c)(ii).

"Straddle Period" has the meaning set forth in Section 6.04.

"Success Bonuses" shall mean payments made to Company’s employees on the Closing Date in the aggregate amount of up to $5,300,000.

"Target Working Capital" means $6,250,000.00 plus the Split Dollar Life Insurance Receivable Amount.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means the world.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Expenses" means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Escrow Agreement/Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

"Undisputed Amounts" has the meaning set forth in Section 2.04(c)(iii).

"Union" has the meaning set forth in Section 3.21(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.